EXHIBIT 10.R
FY07 Executive Incentive Plan
1.	Purpose: The FY07 Executive Incentive Plan (the”FY07 Plan”) is designed to reward key management employees for achieving certain financial and business objectives.

2.	Plan Period: The FY07 Plan covers the period from October 1, 2006 through September 30, 2007.

3.	Eligibility: This program applies to the Chief Executive Officer and his direct reporting senior executives. Other key employees may be added based upon the recommendation of the Chief Executive Officer and subsequent approval of the Compensation Committee. Those employees not covered by this plan may be eligible for other programs established by Skyworks.

4.	Incentive Targets: Participants are eligible to earn a percentage of their base salary for attaining certain performance objectives. Nominal, target and stretch incentive awards have been established as follows (shown as a percentage of the participant’s base salary):

	Incentive At	Incentive At	Incentive At
Name	Nominal	Target	Stretch
CEO	30%	100%	200%
CFO, VP Sales, Business Unit General Managers, VP Ops	20%	60%	120%
Other VPs	20%	50%	100%
Special Participants	10%	40%	80%
5.	FY07 Metrics: The performance metrics for FY07 are as follows:
1st Half

Metric	Nominal	Target	Stretch
Revenue	REDACTED	REDACTED	REDACTED
Operating Income $	REDACTED	REDACTED	REDACTED
Operating Income %	REDACTED	REDACTED	REDACTED
2nd Half1

Metric	Nominal	Target	Stretch
Revenue	REDACTED	REDACTED	REDACTED
Operating Income $	REDACTED	REDACTED	REDACTED
Operating Income %	REDACTED	REDACTED	REDACTED

[1] Preliminary. To be updated after second quarter
     Performance periods are semi-annual. The individual metrics on the prior page are for normal operations and any extraordinary events and/or charges will be brought to the Compensation Committee for review and approval.
     Metrics will be weighted based on corporate performance for FY07 as follows:

Period	Revenue Growth	Operating Income $	Operating Income %	Quality

1st Half of Fiscal Year	0%	45%	45%	10%
2nd Half of Fiscal Year*	30%	30%	30%	10%
     The quality metric for FY07 will focus on drivers of our Six Sigma initiative.

6.	How the Plan Works: Upon completion of the first six months of the Fiscal Year, the Chief Executive Officer will provide the Compensation Committee with recommendations for incentive award payments to the named participants of the plan. The Committee will review the recommendations and approve the actual amount to be paid to each participant. The Committee will rely upon the CEO for the appropriate distribution of the authorized incentive pool. The same process will occur for the second six months of the Fiscal Year.

7.	Administration: Actual performance between the Nominal and Target metrics will be paid on a linear sliding scale beginning at the Nominal percentage and moving up to the Target percentage. The same linear scale will apply for performance between Target and Stretch metrics. In order to fund the incentive plans and insure the overall Company’s financial performance, the following terms apply.
•	No incentive award will be paid unless the Company meets its Nominal operating income goal after accounting for any incentive award payments.

•	Payout for the first six month performance period will be capped at 80% of earnings with 20% being held back until the end of the fiscal year based on sustained performance.

•	Skyworks’ CEO, subject to approval by the Compensation Committee, retains discretion to award below nominal or above Stretch.
8.	Taxes: All awards are subject to federal, state, local and social security taxes. Payments under this Plan will not affect the base salary, which is used as the basis for Skyworks’ benefits program.